Exhibit 99.1

We would like to welcome our shareholders and thank you for joining us today. I am here with Todd Parriott, the CEO and Chairman of the Board of Directors of Desert Capital REIT.

Like other mortgage REITs, we are being negatively affected by the difficulties in the residential mortgage industry and conditions in the economy in general. As a result, the market’s interest in investments in the mortgage REITs like Desert Capital REIT has correspondingly decreased. Accordingly, we have elected to suspend the sale of Desert Capital REIT shares as of February 22, 2008.

Todd, are the shareholders in jeopardy of losing their investment as a result of the termination of the Desert Capital REIT offering?

No. As described in our prospectus, the offering was scheduled to last until March 22, 2007, or for an additional year if we decided to extend the offering, but must end by March 22, 2008.  We have decided to suspend sales early due to current market conditions.  Our portfolio of outstanding loans is collateralized by assets that we believe have significant value.  We have evaluated and developed a strategy for each non-performing loan, which we believe should minimize potential losses and achieve the greatest collateral realization for each non-performing loan.  We have also revised and developed a strategy for the properties that we have foreclosed upon and now own.  Due to the depth of our knowledge and experience in the Las Vegas and other relevant real estate markets, we believe that we are well positioned to execute our strategy.  The return that our shareholders receive on their investment will depend on our results of operations and the value ultimately created via listing or liquidation.

On March 5, 2008, Desert Capital REIT sent a letter to its shareholders outlining that the dividend would be reduced from $0.10 to $0.025 per share. The dividend payment you are scheduled to receive on March 14, 2008 will reflect this change. This is a result of the Board of Directors and management team of Desert Capital REIT and its Advisor, Sandstone Equity Investors, determining that it is in the best interest of our company and its shareholders to reduce the dividend at this time.

Todd, how is the dividend cut in the best interest of the company and its shareholders and why was it cut so drastically?

The current volatile market and the negative impact it has had on our borrowers and, in turn, on the company made it prudent and necessary to reduce the dividend. Most immediately, our monthly revenue from interest payments on outstanding loans has significantly declined.  However, by the end of the year, we will have paid out at least 90% of the company’s taxable income as required by the REIT rules.

If I recently requested to liquidate my shares, will my request be honored?

Currently, we do not believe that the company will have funds available to honor repurchase requests in the short term. We will continue to repurchase shares on a pro rata basis to the extent funds are available after taking into consideration principles of prudent cash management and the long-term best interests of the company and its shareholders.

Is the Share Repurchase Plan still in place?

Yes.  However, under the existing terms of the plan, as a result of the suspension of the offering and the DRIP, there will be no funds available to repurchase shares.  Accordingly, to preserve some liquidity for our shareholders, we will  be amending the plan so that it can continue to operate.

Is Desert Capital REIT going out of business?

No. The suspension of our public offering does not mean that we are stopping conducting business.  Because we will no longer be selling shares to the public via a registered offering, we will no longer have equity proceeds for growth.  Even though the current real estate market has suffered a slowdown, there are opportunities to capitalize on the current market conditions.  We continue to receive a number of loan requests from potential borrowers.  We intend to grow our assets by reinvesting our capital as opportunities arise in an effort to take advantage of the depressed market. We will also endeavor to grow our asset base by using leverage.   However, in the short-term, we do expect our results of operations to continue to be negatively impacted by the combination of the slowdown in the housing market and the subprime mortgage credit crisis that is currently impacting the U.S. economy.

We would like to thank our shareholders for joining us today and conclude this question and answer segment by addressing the question of how often updates will be provided to shareholder on the progress of the company.

Under the rules and regulations of the SEC, the company is required to file quarterly and annual reports.  In addition, the company will file additional reports on Form 8-K when conditions warrant.  We will endeavor to keep shareholders informed and provide updates depending upon current events.